Exhibit 99.1
MARTIN MIDSTREAM PARTNERS COMPLETES ACQUISITION OF CROSS ASSETS
AND CLOSING OF EQUITY INVESTMENT
     KILGORE, Texas, November 30, 2009 /GlobeNewswire/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that on November 25, 2009, it closed its previously announced acquisition of specialty naphthenic lubricant processing assets from Cross Oil Refining & Marketing, Inc. (“Cross”), a wholly-owned subsidiary of Martin Resource Management Corporation (“MRMC”), the owner of MMLP’s general partner. The acquired assets consist primarily of a 7,500 barrel per day naphthenic lubricant refinery located in Smackover, Arkansas with over 475,000 barrels of related storage capacity. In exchange for the assets, MMLP issued 804,721 common units and 889,444 subordinated units at a price of $27.96 and $25.16 per limited partner unit, respectively. The number of subordinated units was reduced at closing to reflect the proration of certain taxes. This represents total consideration paid for the assets of $45.0 million. The common units are entitled to receive distributions beginning in February 2010, while the subordinated units will have no distribution rights until November 25, 2011. On such date, the subordinated units will automatically convert to common units, having the same distribution rights as existing common units. In connection with the transaction, Martin Midstream GP LLC (“MMGP”), the general partner of MMLP, made a capital contribution of $0.9 million to MMLP in order to maintain its 2% general partner interest in MMLP.
     In connection with the acquisition, MRMC and MMLP have entered into a long-term, fee for services-based Tolling Agreement whereby MRMC agrees to pay us for the processing of its crude oil into finished products, including naphthenic lubricants, distillates, asphalt and other intermediate cuts. Under the Tolling Agreement, MRMC will refine a minimum of 6,500 barrels per day of crude oil at the refinery at a price of $4.00 per barrel. Any additional barrels will be refined at a price of $4.28 per barrel. In addition, MRMC has agreed to pay a monthly reservation fee of $1.3 million and a periodic fuel surcharge fee based on certain parameters specified in the Tolling Agreement. All of these fees (other than the fuel surcharge) are subject to escalation annually based upon the greater of 3% or the increase in the Consumer Price Index for a specified annual period. In addition, every three years, the parties can negotiate an upward or downward adjustment in the fees subject to their mutual agreement. The Tolling Agreement will have a 12 year term, subject to certain termination rights specified therein. MRMC will continue to market and distribute all finished products under the Cross brand name. In addition, MRMC will continue to own and operate the Cross packaging business.
     In addition to the closing of the acquisition, MMLP announced the closing of the previously announced investment of $20.0 million in cash by MRMC. MMLP issued 714,285 common units in exchange for the investment at a price of $28.00 per common unit. In connection with the investment, MMGP made a capital contribution to MMLP of $0.4 million in order to maintain its 2% general partner interest in MMLP.
     Proceeds from the investment and the MMGP capital contributions totaling $21.3 million were used to repay a portion of indebtedness under MMLP’s credit facility. Both the asset acquisition and the investment were approved by the Conflicts Committee of our general partner.
About Martin Midstream Partners

     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution.
     Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.